EXHIBIT 99.6

                                          Cytation Corporation
                                  Consolidated Statements of Operations
                       For The Three Months Ended April 1, 2006 and March 31, 2005
                                                (Unaudited)

                                                                       2006            2005
                                                                   ------------  ----------------
REVENUE                                                            $12,913,079   $             -

COST OF REVENUE                                                     10,895,389             1,182
                                                                   ------------  ----------------
GROSS PROFIT                                                         2,017,691            (1,182)

OPERATING EXPENSES:
     Depreciation                                                       36,065               512
     Selling, general and administrative                             1,249,327            28,810
                                                                   ------------  ----------------
          TOTAL OPERATING EXPENSES                                   1,285,392            29,322
                                                                   ------------  ----------------
          OPERATING INCOME/(LOSS)                                      732,298           (30,504)

OTHER INCOME (EXPENSES)
     Loss on termination of ARE agreement                                    -            (5,000)
     Interest expense, net                                             (13,867)           (1,889)
     Other Income                                                        6,243                 -
                                                                   ------------  ----------------
          TOTAL OTHER EXPENSES                                          (7,623)           (6,889)
                                                                   ------------  ----------------
          INCOME/(LOSS) BEFORE INCOME TAXES                            724,675           (37,393)

INCOME TAX EXPENSE                                                     261,173                 -
                                                                   ------------  ----------------
          NET INCOME (LOSS)                                        $   463,502   $       (37,393)

          Dividends to preferred stockholders                          113,086                 -
                                                                   ------------  ----------------
          NET INCOME (LOSS)AVAILABLE TO COMMON STOCKHOLDERS        $   350,416   $       (37,393)
                                                                   ============  ================
Net Income/(Loss) Per Share (Basic)                                $      0.35   $         (0.04)
Net Income/(Loss) Per Share (Fully Diluted)                        $      0.01   $         (0.04)
                                                                   ============  ================
Weighted Average Common Shares Outstanding                           1,000,000           873,996 *
Weighted Average Common and Common Equivalent Shares Outstanding    39,772,088           873,996 *
                                                                   ============  ================

* Reflects 2 for 1 stock split

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